EXHIBIT 12.1


                      PNM RESOURCES, INC. AND SUBSIDIARIES
                       Ratio of Earnings to Fixed Charges

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

                                          Six Months
                                             Ended                          Year Ended December 31,
                                           06/30/03     12/31/02      12/31/01     12/31/00     12/31/99      12/31/98
                                          ------------ ------------  ------------ ------------ ------------  ------------
                                                                          (In thousands)
Fixed charges, as defined by the
   Securities and Exchange Commission:
Interest on Long-term Debt                   $ 32,349     $ 56,409     $ 62,716      $ 62,823    $ 65,899      $ 50,929
Amortization of Debt Premium,
   Discount and Expenses                        1,242        2,302        2,346         2,037       2,121         1,513
Other Interest                                  2,482        2,859          (42)          752       2,667        10,791
Estimated Interest Factor of Lease
   Rental Charges                               9,771       23,233       22,856        19,716      16,514        64,275
                                          ------------ ------------  ------------ ------------ ------------  ------------
     Total Fixed Charges                     $ 45,844     $ 84,803      $87,876      $ 85,328    $ 87,201      $127,508
                                          ============ ============  ============ ============ ============  ============

Earnings, as defined by the Securities
   and Exchange Commission:
Consolidated Net Earnings from
   Continuing Operations                     $ 28,637     $ 64,272      $150,433     $100,946    $ 79,614      $ 95,119
Income Taxes                                   16,684       33,032        81,063       74,345      42,308        56,291
Add Fixed Charges as Above                     45,844       84,803        87,876       85,328      87,201       127,508
                                          ------------ ------------  ------------ ------------ ------------  ------------
Earnings Available for Fixed Charges         $ 91,165     $182,107      $319,372     $260,619    $209,123      $278,918
                                          ============ ============  ============ ============ ============  ============
Ratio for Earnings to Fixed Charges             1.989        2.147         3.634        3.054       2.398         2.187
                                          ============ ============  ============ ============ ============  ============
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